February 21, 2013

Lalit Dhadphale

Chairman, President, & CEO

HealthWarehouse.com, Inc.

7107 Industrial Road

Florence, KY 41042

Re:	CFO Resignation Letter

Dear Lalit:

It is my sincere regret that I submit my resignation as an officer and employee of HealthWarehouse.com, Inc., to take effect April 15, 2013.

I appreciate the opportunity to have worked with you and the confidence you and the Board undertook in hiring me as an officer.

After speaking with you at length in person and via email, I would like to reiterate, that as the CFO, I do not think I have been permitted to take the appropriate measures that were or are necessary to solidify the Company’s optimal financial position, nor have I been allowed to exercise the full responsibilities required as an officer of the Company.

I will gladly and proactively assist you and the Company in addressing all immediate and future matters required up through my last date of employment, and it is my intent to make any transition as smooth as possible. I would also like to thank you for reaffirming that the Company will financially compensate me for my accrued salary and the expenses that were undertaken on behalf of the Company.

I trust you understand my decision to resign, as I leave with great regard for you and the Company, and wish you, the Board and the Company the best of luck and future success.

Sincerely,

Eduardo Altamirano

cc:	Stuart Dornette [Taft Stettinius & Hollister LLP] Arthur F. McMahon [Taft Stettinius & Hollister LLP] Mark Zummo, Esq. [Kohnen & Patton LLP]